Sentry Petroleum Announces Upward Revision of Estimates

Perth, Australia (August 29, 2011) Sentry Petroleum Ltd (SPLM:OTCBB), (“Sentry” or the “Company”), a U.S. energy company with oil, gas and coal seam gas rights in Queensland, Australia is pleased to provide the following update on the results from testing of Talundilly_CSG1 and Albilbah_CSG1 wells that were recently drilled in Queensland Australia.

Albilbah_CSG1

Using data obtained during the recent drilling, the Company re-interpreted the previous well logs from exploration work of prior leaseholders relating to the Albilbah-1 well and confirmed the gas-bearing Lower Winton Sands just below the carbonaceous interval. This gas bearing sandstone has a gross interval of 250 feet with a net interval of 115 feet. Analysis of water samples taken during the exploration program allowed the Company to recalibrate the well logs from Albilbah-1 and improve the interpretation. The top 33 feet of the interval was cored by Sentry in the Albilbah_CSG1 well and gas was recovered and is being isotopically analyzed to identify its origin. Although the reservoir rock appears to be laid down in a fluvial (river) environment and has high organic content, it is not yet known if the desorbed gas was generated from the indigenous organic matter and/or from a deeper source rock and migrated into the reservoir. The high concentration of organic material correlates to increased ability of the interval to contain gas.

The Company is also undertaking analysis of the minerals associated with the Lower Winton Sands to confidently estimate the gas saturation in the interval. Sentry has forwarded samples for routine core analysis for core porosity, permeability and residual saturation measurements. Special core analysis will be carried out to determine irreducible water saturations. With results from the analysis currently underway, the Company believes it will be in a position to estimate initial gas-in-place and recoverable quantities over the area already identified by the reinterpretation of seismic data. The Company anticipates that this work will be completed in four to five weeks. Although the Company recovered gas from the Winton Sands there can be no assurance that the amount of gas determined to exist will be in quantities that are economically viable.  A great deal of further exploration is required in order to make any such determination. The Company has already located areas that are structurally higher than the Albilbah location and the next well will target these gas sands and flow test to determine the intervals producibility.

Talundilly_CSG1

Gas desorption from the Talundilly_CSG1 cores has now concluded and from a visual inspection of the cores the Company is estimating a gross carbon bearing interval of 80 feet of organic rich reservoir and 120 feet of medium to light grey carbonaceous shale. As a result of the high concentration of organic matter in the carbon bearing interval, further analysis is required to accurately categorize the cored material based on organic content. This will enable the Company to assign gas content to the carbonaceous material on the basis of measured quantities of carbon and gas. Core samples have been forwarded for geochemical analysis of the carbon content and the Company anticipates that this analysis will take three to four weeks to conclude. Due to these factors the Company cautions that the above results are initial estimates that might change upon final laboratory analysis.

Sentry Vice President of Exploration, Alan Hart commented on the results to date, “We are very encouraged by the results of Sentry's Phase 1 drilling program. Not only have we proven that there are coal and shale deposits within our permits, we have shown that these deposits are capable of desorbing gas. We have also confirmed gas in a sandstone reservoir beneath the coal interval. The gas desorption measurement has taken longer than we anticipated due to the high organic concentration in the cores, something that bodes well for the commerciality of this project. That said, further drilling of up to 10 wells and flow testing will be required before we can determine the economics of a resource that is deposited over 2,000 square miles.”

The Company advises that all future exploration work is contingent on securing sufficient financing.

About Sentry Petroleum

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.